SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 18, 2000



                                 PPL Corporation
                                 ---------------
             (Exact Name of Registrant as Specified in Its Charter)


      Pennsylvania                    1-11459                  23-2758192
      ------------                    -------                  ----------
State or other jurisdiction         (Commission               (IRS Employer
    of Incorporation)               File Number)            Identification No.)


           Two North Ninth Street, Allentown, Pennsylvania 18101-1179
           ----------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's Telephone Number, including Area Code: (610) 774-5151
                                                           --------------


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ITEM 5.   OTHER EVENTS
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HYDER TRANSACTION
-----------------

          On Friday, August 18, Western Power Distribution Limited (WPDL), which is jointly owned by subsidiaries of PPL Corporation (PPL) and The Southern Company (Southern), announced a further increased offer of 365 pence per share for the remaining shares of Hyder plc, for a total purchase price of about 560 million pounds sterling (about $840 million based on current exchange rates). Hyder is the owner of South Wales Electricity plc, an electric distribution company serving approximately 980,000 customers in Wales. Hyder also owns Welsh Water and other service-oriented businesses.

          WPDL has been informed by the Takeover Panel in the United Kingdom that it is the highest bidder. Absent a new party bidding, neither WPDL nor Nomura International (the other party which had been competing to acquire Hyder) can revise their tender offers for the Hyder shares.

          PPL expects that the transaction, if completed, would be immediately accretive to PPL's earnings, adding at least 2 cents per share for the remainder of 2000, at least 10 cents per share in 2001 (the first full calendar year of operation) and increasing thereafter.

          In connection with the Hyder acquisition, WPDL successfully completed a debt tender (subject to closing the acquisition) for all of the outstanding classes of Hyder sterling bonds and a portion of the Welsh Water sterling bonds, thereby avoiding potential "make-whole" premiums of approximately 100 million pounds sterling.

          PPL's current equity interest in WPDL is 51%, and Southern's current equity interest is 49%. Under an arrangement between the two companies, PPL's equity interest in WPDL upon the closing of the Hyder acquisition would be between 50% and 60% depending on the resolution of certain conditions agreed to by the companies. PPL and Southern would share control of WPDL.

          PPL's share of the acquisition cost would be made initially from existing resources and facilities, of which $270 million is expected to be paid back by the end of this year. Based on a 60% equity ownership interest in WPDL, the balance of the acquisition cost, which is not expected to exceed $155 million, would be refinanced with a combination of debt and equity securities. PPL does not plan to issue common stock for this acquisition.

          WPDL has contracted with United Utilities plc to operate Hyder's water businesses under a services agreement. The assets of the water company would be managed independently from the electric operations. WPDL is reviewing a range of options for Hyder's water business.


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          Assuming successful completion of WPDL's tender for the Hyder shares, the acquisition is expected to close in late September.

          At this time, PPL is unable to predict the results of the tender offer for the Hyder shares or other circumstances associated with this transaction.

REVISED EARNINGS FORECASTS
--------------------------

          On August 21, 2000, PPL announced revised earnings forecasts of $3.00 per share for the year 2000 and between $3.20 and $3.30 per share for 2001. PPL had previously forecasted earnings of between $2.80 and $2.90 per share for 2000 and between $3.10 and $3.20 per share for 2001. The key drivers for these forecast revisions are higher margins on wholesale energy transactions than previously forecast and the expected accretion from the Hyder acquisition.

Certain statements contained in this report, including statements with respect to future earnings, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corp. believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corp. and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; performance of new ventures; political, regulatory or economic conditions in countries where PPL Corp. or its subsidiaries conduct business; any required governmental approvals or third-party consents; capital market conditions; share price performance; foreign exchange rates; and the commitments and liabilities of PPL Corp. and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corp.'s Form 10-K and other reports on file with the Securities and Exchange Commission.


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                                    SIGNATURE
                                    ---------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          PPL CORPORATION

                          By:  /s/ John R. Biggar
                               ----------------------------
                               John R. Biggar
                               Senior Vice President and Chief Financial Officer

Dated:  August 23, 2000